Exhibit 10.24

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment agreement #1 (the “Amendment Agreement”) is effective as of March 1, 2023 (the “Effective Date”) between Alpha Cognition Inc. (the “Company”) and Lauren D’Angelo.

WHEREAS the Company and Ms. D’Angelo (the “Parties”) entered into an employment agreement dated May 1, 2021 (the “Employment Agreement”) pursuant to which Ms. D’Angelo was appointed as the Chief Communications Officer of the Company effective as of May 4, 2021.

AND WHEREAS the Parties have agreed to amend the Employment Agreement as provided in this Amendment Agreement.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

1.	Definitions

In this Amendment Agreement (including the recitals), unless otherwise defined herein or the context otherwise requires, all capitalized terms shall have the respective meanings specified in the Employment Agreement.

2.	To be Read with the Employment Agreement

This Amendment Agreement is an amendment to the Employment Agreement. Unless the context of this Amendment Agreement otherwise requires, the Employment Agreement and this Amendment Agreement shall be read together and shall have effect as if the provisions of the Employment Agreement and this Amendment Agreement were contained in one agreement. From and after the date hereof, all references in the Employment Agreement to “this Agreement” shall be deemed to be references to the Employment Agreement, as amended by this Amendment Agreement.

3.	Salary Adjustment

The Employment Agreement is hereby amended by adding the following provision (section 2a):

Salary Adjustment to annual salary of $420,000 US dollars annually will be made effective March 1.

Adjusted salary will be reflected in the March payroll forward. All amounts hereunder shall be in accordance with the Company’s standard payroll schedule and subject to required ta withholding and other authorized deductions. No period of employment is implied by such payment period, nor shall it alter the “at will” nature of your employment as described in the employment agreement. This base salary will be subject to adjustment pursuant to the company employee compensation policies in effect from time to time.

4.	Continuance of Employment Agreement

The Employment Agreement, as modified by this Amendment Agreement, shall be and continue in full force and effect and is hereby confirmed and the rights and obligations of all parties thereunder shall not be affected or prejudiced in any manner except as specifically provided for in this Amendment Agreement.

5.	Counterparts

This Amendment Agreement may be executed in any number of counterparts (including counterparts by electronic communication) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Amendment Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

6.	Governing Law

Section 10 of the Employment Agreement is incorporated by reference into this Amendment Agreement.

7.	Independent Legal Advice.

The Parties have each had the opportunity to receive legal advice in connection with the execution of this Amendment Agreement and each party has either received such legal advice as such party has deemed necessary or such party has waived the right to such legal advice.

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IN WITNESS WHEREOF the Parties have duly executed this Amendment Agreement effective as of the date written above.

ALPHA COGNITION USA INC.

Per:	/s/ Michael McFadden
Authorized Signatory

Michael McFadden
Print Name & Title

ALPHA COGNITION INC.

Per:	/s/ Michael McFadden
Authorized Signatory

Michael McFadden
Print Name & Title

/s/ Lauren D’Angelo
LAUREN D’ANGELO

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